Exhibit 10


                                 Description of
                             Stock Compensation Plan
                           for Non-Employee Directors
                              of CIGNA Corporation
                (as amended and restated, effective July 1, 1999)


         The Stock Compensation Plan for Non-Employee Directors of CIGNA Corporation, as amended (the "Plan"), provides certain stock compensation arrangements to members of CIGNA Corporation's Board of Directors (the "Board") who are not in the employ of the company.

         The Plan provides that the annual retainer paid to the Directors for their services as Directors shall be $40,000 of which at least $20,000 must be taken either in shares of CIGNA Corporation Common Stock or deferred pursuant to the terms of the Deferred Compensation Plan for Directors of CIGNA Corporation. If payment is made in shares of Common Stock, the shares are issued in four equal installments within 30 days of the end of each calendar quarter. The number of shares in each payment is determined by the closing price at which the Common Stock trades on the last trade date for Common Stock in the quarter for which payment is being made.

         In addition, the Plan provides that Directors may, with respect to any other retainers or fees paid to them for services as Directors, defer receipt of all or any portion thereof or elect to receive all or any portion thereof in either cash or an equivalent amount of Common Stock (provided that no fractional shares may be issued).